Exhibit 99


               U. S. STEEL RECEIVES BANKRUPTCY COURT APPROVAL FOR
                        PURCHASE OF NATIONAL STEEL ASSETS

     PITTSBURGH, April 21, 2003 - United States Steel Corporation (NYSE:X) today confirmed that U.S. Bankruptcy Court in Chicago has approved its purchase of National Steel Corporation's integrated steel assets. U. S. Steel also announced that it has signed a definitive Asset Purchase Agreement with National, which was approved by the bankruptcy court earlier today.
     "We are extremely pleased that we have emerged as the successful bidder for National's world-class assets," said U. S. Steel Chairman and Chief Executive Officer Thomas J. Usher. "The acquisition of these assets will be a significant step forward in our strategy to grow profitably and to strengthen our position as a leading global provider of high value-added steel products. The Bush Administration's steel trade program has been key in allowing the American industry to consolidate.
     "Having bankruptcy court approval, we can now direct our full attention toward closing the transaction as soon as possible and ensuring a seamless integration of our domestic businesses. We look forward to welcoming the skilled workforce of National as we begin this new era in our company's history. We also thank the many customers, suppliers, employees and community leaders who supported our acquisition."
     Under the terms of the agreement, U. S. Steel will purchase substantially all of National's steelmaking and steel finishing assets and the assets of National Steel Pellet Company for $1.05 billion, including $850 million in cash and the assumption of $200 million of National's lease and contractual obligations. The agreement provides that net working capital will be at least $450 million on the closing date. U. S. Steel intends to fund the cash component of the acquisition through a combination of existing cash balances, credit facilities, and the issuance of debt securities. U. S. Steel will not assume any liabilities related to National's pension plans, which have been terminated by the Pension Benefit Guaranty Corporation, nor will it assume National's defined benefit retiree medical and life insurance plans and, consistent with the U. S. Bankruptcy Code, the transaction will exclude all liabilities except as have been agreed to by U. S. Steel. The transaction is expected to close later in the second quarter and is subject to customary closing conditions.
     "Our new groundbreaking agreement with the Steelworkers union sets the framework for U. S. Steel to operate the combined facilities with a more variable and world competitive cost structure, while allowing for the humane consolidation of the domestic steel industry, which is necessary for its survival," Usher added. The new labor agreement provides for a workforce restructuring through which U. S. Steel expects to achieve productivity improvements of at least 20 percent at both U. S. Steel and National facilities.
     U. S. Steel will record liabilities related to current active National employees primarily for future retiree medical costs, subject to certain eligibility requirements. These liabilities are broadly estimated at $290 million and include at least $35 million for early retirement incentives and lump sum payments to the Steelworkers Pension Trust, which will have a cash impact in 2003. The Steelworkers Pension Trust is a multi-employer pension plan to which U. S. Steel will make defined contributions per hour worked for all National union employees who join U. S. Steel.
     Based on a preliminary assessment, the company expects annual acquisition synergies of at least $200 million within two years of completing the transaction, plus the elimination of costs related to National's pension and retiree medical and life insurance plans, which have not been assumed by
U. S. Steel. These savings are expected to result from a number of actions including increased scheduling and operating efficiencies, the elimination of redundant overhead costs, the reduction of freight costs and the effects of the new labor contract as it relates to active employees at the acquired National facilities. Savings related to application of the new labor contract to existing
U. S. Steel facilities are in addition to this synergy amount. In total, the transaction is expected to be accretive to U. S. Steel's earnings and cash flow within the first year.
     Implementation of the new labor agreement and related actions for
U. S. Steel employees and retirees will result in charges of at least $400 million, of which approximately $115 million for early retirement incentives will have a cash impact in 2003. The balance mainly relates to the recognition of deferred actuarial losses as a result of an expected 2003 pension plan curtailment triggered by the anticipated early retirements. The agreement also enables U. S. Steel to significantly reduce its employee and retiree healthcare expenses through the introduction of variable cost sharing mechanisms.
U. S. Steel also anticipates realigning its non-represented staff in the near-term so as to achieve significant productivity gains, the effects of which are not reflected in the foregoing amounts.
     In its order approving the sale, the Court found, among other things: that the U. S. Steel offer is the highest and otherwise best offer, that U. S. Steel will acquire the assets free and clear of all mortgages, liens, and charges, that U. S. Steel will provide a greater recovery for National's creditors than would be provided by any other practical available alternative, and that the sale must be approved and consummated promptly in order to preserve the viability of National's business as a going concern.
     Under the Asset Purchase Agreement with National, U. S. Steel will acquire facilities at National's two integrated steel plants, Great Lakes Steel, in Ecorse and River Rouge, Mich., and the Granite City Division in Granite City, Ill.; the Midwest finishing facility in Portage, Ind., near Gary, Ind.; ProCoil Corporation in Canton, Mich.; National Steel Pellet Company's iron ore pellet operations in Keewatin, Minn., and various other subsidiaries; and joint-venture interests, including National's share of Double G Coatings, L.P. in Jackson, Miss.
                                      -oOo-

     This release contains forward-looking statements with regards to the anticipated acquisition of the assets of National Steel Corporation. Whether such acquisition will be implemented and the timing of such implementation will depend upon a number of factors, many of which are beyond the control of United States Steel Corporation and National Steel Corporation. Completion of the acquisition is subject to a number of closing conditions, which may delay or prevent the acquisition from being consummated.
     Statements regarding the effects of the new labor agreement are also forward-looking statements. The amounts ultimately measured and recorded for the application of the new labor agreement could vary materially from these estimates depending on the census and timing of the curtailment, the assumptions used to measure the liabilities and various other factors.
     Statements concerning the potential benefits of the acquisition and productivity improvements are also forward-looking statements. Future results will depend upon market conditions, costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices include import levels, future product demand, prices and mix, global and company steel production, plant operating performance, domestic natural gas prices and usage, the resumption of operation of steel facilities sold under the bankruptcy laws, and U.S. economic performance and political developments. Steel shipments and prices can be affected by imports and actions of the U.S. government and its agencies. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of United States Steel Corporation for the year ended December 31, 2002, and in subsequent filings by United States Steel Corporation.